PURCHASE AGREEMENT


     THIS AGREEMENT is made this 7th day of February, 2003, by and between Pete Chandler, a resident of Weber County, State of Utah ("Chandler"); Benjamin Hansel, a resident of Harris County, State of Texas ("Hansel"); and Highway One-OWEB, Inc., a Utah corporation (the "Company").

                             RECITALS

     A. Chandler is the founder and the sole director, President and Secretary of the Company, and is the beneficial owner of 2,000,000 shares of the Company's common stock, representing approximately 85% of the 2,348,000 shares that are issued and outstanding immediately prior to the execution of this Agreement (the "Currently Outstanding Shares").

     B. The Company was organized in March, 1999, for the purpose of conducting a web site design, development and hosting business.

     C. Following the Company's organization, it offered and sold 348,000 shares of its common stock at a price of $0.10 per share under Rule 504 of Regulation D of the Securities and Exchange Commission (the "Commission") and applicable state laws, rules and regulations.

     D. The Company's common stock is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended.

     E. The Company is indebted to Chandler in the principal amount of $10,000 for Chandler's contribution of property, equipment and services to the Company since inception.

     F. Despite Chandler's efforts to develop the Company into a viable business, it has conducted only minimal operations and has received total revenues of less than $1,000 since its inception.

     G. Due to the Company's lack of success to date, Chandler wishes to take action that will provide potential benefits and other opportunities for the Company and its stockholders and to resign as a director and executive officer and to pursue other business opportunities.

     H. Hansel has substantial experience and expertise in creating value for the stockholders of public companies and has advised Chandler that he has identified a privately-held, operating entity that may be a suitable candidate for a merger or acquisition transaction with the Company (an "Operating Entity").

     I. Chandler believes that such a transaction would substantially increase the value of his shares and the shares of the Company's other stockholders.

     J. The parties believe that a substantial reduction in Chandler's ownership interest in the Company would make it more attractive to an Operating Entity.

     NOW, THEREFORE, in consideration of (i) the potential for a substantially increased value in Chandler's shares of the Company's common stock and the shares of the Company's other stockholders; (ii) Chandler's agreement to have his ownership interest in the Company substantially diluted in order to make the Company more attractive to an Operating Entity; (iii) Chandler's reliance on Hansel's representations and the actions that Hansel agrees to take as set forth herein; (iv) Chandler's purchase of the Company's Pentium III 600 MHz full tower computer server as outlined in Paragraph 7, below (the "Server"); and (v) the significant financial benefits that Hansel may realize upon completion of a reorganization with an Operating Entity, the parties agree as follows:

     1. Chandler's Resignation. Concurrent with the execution of this Agreement, Chandler will execute a resolution of the Company's sole director by which he will resolve to issue 20,000,000 "unregistered" and "restricted" shares of its common stock to Hansel in consideration of Hansel's agreement to serve as a director and executive officer of the Company and Hansel's payment of all of the Company's costs and expenses incurred in connection with this Agreement as outlined in Paragraph 11 hereof (the "Shares"). Immediately thereafter, Chandler shall appoint Hansel to fill one of the existing vacancies on the Company's Board of Directors due to the requirement of the Utah Revised Business Corporation Act that a Utah corporation have at least three directors, with Hansel to serve until the next annual meeting of the Company's stockholders or his prior resignation or termination and the appointment and qualification of his successor(s). Immediately after such appointment, Chandler shall resign as a director and the President and Secretary of the Company.

     2. Corporate Governance. At all times during which he is a director, executive officer and/or controlling stockholder of the Company, Hansel shall:

          (a) maintain the Company in good standing in the State of Utah and any other states to which its domicile may be changed;

          (b) ensure that the Company files all periodic reports and makes all other required filings with the Commission and applicable state securities regulators;

          (c) ensure that the Company's common stock maintains its quotations on the OTC Bulletin Board of the National Association of Securities Dealers, Inc. (the "OTCBB"), or another national quotation system or stock market of the same or better quality than the OTCBB; and

          (d) ensure that all other acts of the Company are done in compliance with all applicable federal and state laws, rules and regulations.

     3. Reorganization with Operating Entity. Hansel and the Company will use their best efforts to enter into a merger or acquisition agreement with a suitable Operating Entity within 90 days after the change in control of the Company as outlined in Paragraph 1 above.

     4.  Anti-dilution Provisions.

          (a) While Hansel is a director of the Company, he will not vote to authorize the Company to recapitalize or reclassify its common stock, effect any stock dividend, split or reverse split of its common stock, issue shares of its common stock or takes any other action that will have the effect of reducing the collective holdings of the holders of the Currently Outstanding Shares (i.e., 2,348,000 shares of the Company's common stock) to less than 6.5% of the Company's issued and outstanding common stock without Chandler's prior written consent. For purposes of this Agreement, any such event shall be termed a "Dilutive Event."

     5. Limitations on Registration Statements. The Company shall not file any registration statement on Forms S-8 or S-3 of the Commission for a period of one year from the date hereof without Chandler's prior written consent. Promptly upon execution of this Agreement, the Company shall instruct its current counsel, Branden T. Burningham, Esq., to notify its transfer agent, Colonial Stock Transfer, of these restrictions and the restrictions set forth in Paragraph 4, above, and to provide the transfer agent with an executed copy of this Agreement.

     6. Present Outstanding Securities and Acceptance of Opinions of Counsel. Neither the Company, nor Hansel shall contest the validity of any of the pre-Agreement outstanding Company common stock; and the Company, subject to concurrence by its legal counsel with any such opinion, agrees to accept opinions covering the resale of any of the Company's securities in accordance with Rule 144 of the Commission from Leonard W. Burningham, Esq. or Branden T. Burningham, Esq., which opinions shall be paid for by the party requesting such opinions.

     7. Purchase of Computer Server. Chandler hereby agrees to purchase, and the Company agrees to sell to Chandler, the Server for the sum of $2,303, which is the fair market value of the Server as disclosed in the Company's unaudited balance sheet as of September 30, 2002, and the amount of the Company's current indebtedness to Chandler shall be reduced by that amount.

     8. Representations and Warranties of Chandler and the Company. Chandler and the Company represent and warrant to Hansel as follows:

          (a) The Company is a Utah corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with all requisite power and authority and all necessary authorizations, approvals and licenses to own and use its properties and assets and to carry on the business in which it is currently engaged.

          (b) The Company's authorized capital consists of 100,000,000 shares of common stock having a par value of one mill ($0.001) per share, of which
2,348,000 shares are currently issued and outstanding.   Each such outstanding
share is validly authorized, fully paid and non-assessable. The foregoing notwithstanding, due to the Company's lack of any significant operating history since its inception, Chandler and the Company make no representations or warranties with respect to the Company's compliance with Rule 504 of Regulation D of the Commission in connection with the offer, sale or issuance of any of its issued and outstanding shares.

          (c) The Company has delivered to Hansel copies of its Annual Report on Form 10-KSB for the calendar year ended December 31, 2001, and its Quarterly Reports on Form 10-QSB for the quarterly periods ended March 31, 2002; June 30, 2002; and September 30, 2002. The balance sheets contained therein present fairly the financial condition, assets, liabilities and stockholders' equity of the Company as of their respective dates. In addition, except as otherwise contemplated by this Agreement, since September 30, 2002:

               (i) There has at no time been a material adverse change in the financial condition, results of operations, business, properties, assets, liabilities or future prospects of the Company.

               (ii) The Company has not authorized, declared, paid or effected any dividend or liquidating or other distribution with respect to its capital stock or any direct or indirect redemption, purchase or other acquisition of any Company common stock.

               (iii) The operations and business of the Company have been conducted in all respects only in the ordinary course, except for the transactions contemplated hereby.

          (d) Except as indicated herein, there is no fact known to Chandler or to the Company that materially adversely affects or in the future (as far as Chandler and the Company can reasonably foresee) may materially adversely affect the financial condition, results of operations, business, properties, assets liabilities or future prospects of the Company. The Company has made known, or caused to be made known, to the accountants or auditors who have prepared, reviewed or audited its financial statements all material facts and circumstances that could affect the preparation, presentation, accuracy or completeness thereof.

          (e) The Company does not have any material liability of any nature, accrued or contingent, including, without limitation, liabilities for federal, state, local or foreign taxes and penalties and interest, other than the following:

               (i) Liabilities for which full provision has been made on the balance sheet and the notes thereto as of September 30, 2002 referred to in Paragraph 6(c), above (the "Last Balance Sheet"); and

               (ii) Other liabilities arising since the Last Balance Sheet date and prior to the date hereof in the ordinary course of business or in connection with the transactions contemplated hereby that are not inconsistent with the Company's representations and warranties or any other provision of this Agreement.

          (f) There is no litigation, arbitration, claim, governmental or other proceeding or investigation pending, threatened or, to the best of Chandler's and the Company's knowledge, in prospect, with respect to the Company or any of its businesses, properties or assets.

          (g) Following Chandler's purchase of the Server, the Company will hold no title or interest in any real or personal property, and it does not own or have pending any material patent, patent application, trademark, trademark application, copyright, copyright application, franchise or other intangible property or asset.

          (h) The Company is not a party to any material contracts, agreements, instruments, leases or licenses.

          (i) The Company has all requisite power and authority to execute, deliver and perform this Agreement and all necessary corporate proceedings have been duly taken in this regard. This Agreement has been duly authorized, executed and delivered by the Company and it constitutes the legal, valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms.

          (j) There are no currently outstanding subscriptions, options, warrants, contracts, calls, puts, agreements, demands or other commitments or rights of any type to purchase or acquire any securities of the Company, nor are there outstanding Company securities that are convertible into or exchangeable for any shares of capital stock of the Company, and, except as provided in this Agreement, the Company has no obligation of any kind to issue any additional securities.

          (k) Neither the execution and delivery of this Agreement, nor compliance with the terms and provisions hereof, including without limitation the consummation of the transactions contemplated hereby, will violate any statute, regulation or ordinance of any governmental authority, or conflict with or result in the material breach of any term, condition or provision of the Articles of Incorporation, Bylaws or other charter documents of the Company, nor of any agreement, deed, contract, mortgage, indenture, writ, order, decree, legal obligation or instrument to which the Company is a party or by which it or any of its assets or properties are or may be bound; or constitute a material default (or an event which, with the lapse of time or the giving of notice, or both, would constitute a material default) thereunder, nor result in the creation or imposition of any lien, charge or encumbrance, or restriction of any nature whatsoever with respect to any properties or assets of the Company, nor give to others any interest or rights, including rights of termination, acceleration or cancellation in or with respect to any of the Company's properties, assets, contracts or businesses.

          (l) No representation or warranty by Chandler and the Company in this Agreement contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements made not misleading.

     9. Representations and Warranties of Hansel. Hansel represents and warrants to Chandler and to the Company as follows:

          (a) Hansel has been provided with a copy of the Company's Annual Report on Form 10-KSB for the calendar year ended December 31, 2001, and its Quarterly Reports on Form 10-QSB for the quarterly periods ended March 31, 2002; June 30, 2002; and September 30, 2002, which have been filed with the Commission, and all other material information requested by Hansel or others representing Hansel, including any information requested to verify any information furnished, and there has been direct communication between the Company and its representatives on the one hand and Hansel and his representatives and advisors on the other in connection with information regarding the purchase of securities and the change in control of the Company made hereby. The Company has given Hansel the opportunity to ask questions of and to receive answers from the Company and Chandler and to obtain any additional information (to the extent the Company possesses such information or can acquire it without unreasonable effort or expense) desired or necessary to verify the accuracy of the information provided, and Hansel has been given the opportunity to discuss this Agreement and its legal ramifications with legal counsel of his choosing.

          (b) Hansel has no present intention of dividing the Shares with others or of reselling or otherwise disposing of any portion of the Shares unless registered pursuant to a registration statement filed with the Commission or there is an available exemption from such registration.

          (c) Hansel confirms that he is an "accredited investor" as defined under Rule 501 of Regulation D of the Securities Act of 1933, as amended (the "Securities Act"), or is a sophisticated investor with such knowledge and experience in financial and business matters that he is capable of evaluating the Company and the proposed activities thereof and the merits and risks of his investment.

          (d) Hansel understands that he must bear the economic risk of ownership of the Shares for a long period of time, the minimum of which will be one year, as these securities are "unregistered" securities and may not be sold unless any subsequent offer or sale is registered with the Commission or otherwise exempt from the registration requirements of the Securities Act, or other applicable laws, rules and regulations.

          (e) Hansel understands that all of the Shares shall be represented by one certificate only, and that such certificate shall be imprinted with the following legend or a reasonable facsimile thereof on the front and reverse sides thereof:

          The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold or otherwise transferred unless compliance with the registration provisions of such Act has been made or unless availability of an exemption from such registration provisions has been established, or unless sold pursuant to Rule 144 under the Act.

          (f)  During the past five years, Hansel:

               (i) has not been a general partner or executive officer of any business against which any bankruptcy petition was filed, either at the time of the bankruptcy or two years prior to that time;

               (ii) has not been convicted in a criminal proceeding or named subject to a pending criminal proceeding, excluding traffic violations and other minor offenses;

               (iii) has not been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and

               (iv) has not been found by a court of competent jurisdiction in a civil action, the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

          (g) Neither the execution and delivery of this Agreement, nor compliance with the terms and provisions hereof, including without limitation the consummation of the transactions contemplated hereby, will violate any statute, regulation or ordinance of any governmental authority, or conflict with or result in the material breach of any agreement, deed, contract, mortgage, indenture, writ, order, decree, legal obligation or instrument to which Hansel is a party or by which he or any of his assets or properties are bound; or constitute a material default (or an event which, with the lapse of time or the giving of notice, or both, would constitute a material default) thereunder, nor result in the creation or imposition of any lien, charge or encumbrance, or restriction of any nature whatsoever with respect to any of Hansel's properties or assets, nor give to others any interest or rights, including rights of termination, acceleration or cancellation in or with respect to any of Hansel's properties, assets, contracts or businesses. This Agreement and each other document delivered by Hansel in connection herewith have been duly executed and delivered by Hansel and constitute the binding obligations of Hansel enforceable in accordance with their respective terms.

          (h) No approval or authorization of or filing with any governmental authority or any other person or entity on the part of Hansel is required as a condition to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby other than the filing of any documents contemplated by this Agreement.

          (i) No representation or warranty by Hansel in this Agreement contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements made not misleading.

     10.  Indemnification.

          (a) Chandler hereby agrees to indemnify and hold the Company and Hansel harmless from and against the following:

               (i) Any and all liabilities, losses, claims, costs, expenses, damages and judgments (including, without limitation, any legal or other expenses incurred in connection with investigating or defending any matter, including any action, that could give rise to such liabilities, losses, claims, costs, expenses, damages and judgments and any action to enforce this Paragraph 10(a)), resulting from or arising out of any breach of any representation, warranty, or non-performance of any covenant or agreement on the part of Chandler contained in this Agreement;

               (ii) Any and all losses resulting from or arising out of the conduct of any business, any act or any omissions by or on behalf of the Company prior to the date hereof, except as set forth in Paragraph 8(c)(ii), below.

          (b) Hansel hereby agrees to indemnify and hold Chandler and the Company harmless from and against any and all liabilities, losses, claims, costs, expenses, damages and judgments (including, without limitation, any legal or other expenses incurred in connection with investigating or defending any matter, including any action, that could give rise to such liabilities, losses, claims, costs, expenses, damages and judgments and any action to enforce this Paragraph 10(b)), resulting from or arising out of any breach of any representation, warranty, or non-performance of any covenant or agreement on the part of Hansel contained in this Agreement;

          (c) Hansel and the Company hereby agree to indemnify and hold Chandler harmless from and against the following:

               (i) Any and all losses resulting from or arising out of the conduct of any business, any act or any omissions by or on behalf of the Company after the date hereof,

               (ii) Any and all Company liabilities of any type or nature whatsoever existing as of the date hereof, which includes all expenses related to this Agreement.

     11. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by Hansel.

     12. Brokers. No broker or finder is entitled to any brokerage or finder's fee or other commission or fee from any company or based upon arrangements made by or on behalf of any party with respect to the transactions contemplated by this Agreement.

     13. Other Actions. Each of the parties hereto agrees to execute, deliver and file with the appropriate authorities such other documents, including Current Reports on Form 8-K; certificates; agreements; and other writings and to take such other actions as may be necessary or desirable to consummate the transactions contemplated by this Agreement.

     14. Entire Agreement; Waiver and Amendment. This Agreement constitutes the entire agreement by and among Chandler, the Company and Hansel with respect to the transactions contemplated hereby. Any and all prior discussions, negotiations, commitments and understandings relating to the subject matter of this Agreement are superseded by this Agreement. This Agreement may not be modified, amended or terminated except by a written agreement specifically referring to this Agreement signed by all of the parties hereto. No waiver of any breach or default hereunder shall be considered valid unless in a writing signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

     15. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah without regard to its principles of conflicts of laws. Any action, suit or proceeding arising out of, based on, or in connection with this Agreement, any document relating hereto or delivered in connection with the transactions contemplated hereby, any breach of this Agreement or such documents, may be brought only in the state courts of the State of Utah located in Weber County, or in the United States District Court for the District of Utah, and each party covenants and agrees no to assert by way of motion, defense or otherwise, in any such action, suit or proceeding any claim that he or it is not subject personally to the jurisdiction of such court if he or it has been duly served with process, that his or its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court.

     16. Availability of Equitable Remedies. Since a breach of the provisions of this Agreement could not adequately be compensated by money damages, any party shall be entitled, in addition to any other right or remedy available to him or to it, to an injunction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement and, in either case, no bond or other security shall be required in connection therewith, and the parties hereby consent to the issuance of such an injunction and to the ordering of specific performance.

     17. Descriptive Headings. The descriptive headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     18. Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by registered or certified mail postage prepaid, addressed as follows:

          If to Chandler:     Pete Chandler
                              430 Fourth Street
                              Ogden, UT 84404

          with a copy to:     Branden T. Burningham, Esq.
                              Hermes Building, Suite 205
                              455 East Fifth South
                              Salt Lake City, UT 84111-3323

          If to the Company:  Highway One-OWEB, Inc.
                              2001 Potomac
                              Houston, TX  77057

          with a copy to:     ______________________
                              ______________________
                              ______________________

          If to Hansel:       Benjamin Hansel
                              2001 Potomac
                              Houston, TX  77057

          with a copy to:     ______________________
                              ______________________
                              ______________________


     19. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement.

     20. Binding Effect. This Agreement will be binding upon and will inure to the benefit of the parties and their respective heirs, personal representatives, successors and permitted assigns. Except as herein provided, no party will have the right to assign this Agreement, or any of such party's rights hereunder, without the prior written consent of the other parties.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

                                   "Chandler"


                                   /s/ Pete Chandler
                                   -----------------
                                   Pete Chandler



                                   "The Company"

                                   HIGHWAY ONE-OWEB, INC., a Utah
                                   corporation


                                   By /s/ Pete Chandler
                                      -----------------
                                      Pete Chandler, President




                                   "Hansel"


                                   /s/ Benjamin Hansel
                                   -------------------
                                   Benjamin Hansel